Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-276678) and Registration Statements on Form S-8 (File Nos. 333-228900 and 333-268887) of our report, dated September 30, 2024, relating to the financial statements of SunHydrogen, Inc. for the years ended June 30, 2024 and June 30, 2023, which appear in this Form 10-K.

/s/ M&K CPAS, PLLC

The Woodlands, Texas

September 30, 2024